Phase 3 Development for Batoclimab in Thyroid Eye Disease Investor Presentation June 8, 2022 Exhibit 99.2

Forward-looking statements 2 This presentation contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as “may,” “might,” “will,” “would,” “should,” “expect,” “believe,” “estimate,” “design,” “plan,” "potential," "intend," and other similar expressions are intended to identify forward-looking statements. Such forward looking statements include Immunovant’s plan to initiate a Phase 3 clinical trial for batoclimab in myasthenia gravis (MG) by the end of June 2022 with an expected topline data readout in the second half of calendar year 2024, and expectations with respect to the safety and monitoring plan and size of the safety database; Immunovant's plan to initiate two Phase 3 clinical trials for batoclimab in thyroid eye disease (TED) in the second half of calendar year 2022 with expected topline data readouts in the first half of calendar year 2025; Immunovant’s plan to explore in subsequent study periods follow-on treatment with alternative dosing regimens; Immunovant’s plan to develop batoclimab across a broad range of autoimmune indications; Immunovant’s expectations regarding timing, the design and results of clinical trials of its product candidates and indication selections; the potential benefits of batoclimab’s unique product attributes; whether, if approved, batoclimab will be successfully distributed, marketed and commercialized; and Immunovant's expected cash runway. All forward-looking statements are based on estimates and assumptions by Immunovant’s management that, although Immunovant believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Immunovant expected. Such risks and uncertainties include, among others: initial results or other preliminary analyses or results of early clinical trials may not be predictive final trial results or of the results of later clinical trials; the timing and availability of data from clinical trials; the timing of discussions with regulatory agencies, as well as regulatory submissions and potential approvals; the continued development of Immunovant’s product candidate, including the timing of the commencement of additional clinical trials and resumption of current trials; Immunovant’s scientific approach, clinical trial design, indication selection and general development progress; future clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this presentation; any product candidate that Immunovant develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; Immunovant’s product candidate may not be beneficial to patients, or even if approved by regulatory authorities, successfully commercialized; the potential impact of the ongoing COVID-19 pandemic on Immunovant’s clinical development plans and timelines; Immunovant’s business is heavily dependent on the successful development, regulatory approval and commercialization of its sole product candidate, batoclimab; Immunovant is at an early stage in development of batoclimab; and Immunovant will require additional capital to fund its operations and advance batoclimab through clinical development. These and other risks and uncertainties are more fully described in Immunovant’s periodic and other reports filed with the Securities and Exchange Commission (SEC), including in the section titled “Risk Factors” in Immunovant’s Annual Report on Form 10-K for the year ended March 31, 2022 filed with the SEC on June 8, 2022, and Immunovant’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Immunovant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For Investor Audiences Only

3 We have achieved alignment with the FDA to move forward in Thyroid Eye Disease (TED) as our second pivotal program with batoclimab TED represents a meaningful and unique opportunity – program designed to show a differentiated clinical benefit in an exciting indication Pivotal program to include two placebo-controlled Phase 3 clinical trials that will run in parallel and that are each expected to enroll approximately 100 subjects Planning to initiate TED Phase 3 program in calendar year 2022, with topline results expected from both trials in the first half of calendar year 2025 For Investor Audiences Only

Batoclimab's MOA is designed to foster the degradation of autoantibodies, such as pathogenic IgG anti-TSHR autoantibodies

In the absence of batoclimab, FcRn binds to the anti-TSHR autoantibodies, inhibiting their degradation and returning them into the circulation

With batoclimab, FcRn is blocked from binding to anti-TSHR autoantibodies, which are then transported to the lysosome for degradation, decreasing their levels in the circulation



Endothelial Cell
Ocular orbit
Thyroid
Orbital fibroblast
Thyroid follicle
Orbital fibroblast
Thyroid follicle
Legend:
TSHR
IGF-1R
Anti-TSHR autoantibodies
Batoclimab
FcRN

MOA, mechanism of action; TSHR, thyroid stimulating hormone receptor; IGF-1R insulin growth factor-1 receptor.
Adapted from: Smith TJ, Hegedüs L. *N Engl J Med.* 2016;375(16):1552-1565. Kahaly GJ. *J Clin Endocrinol Metab.* 2020;105(12):3704–20.

IMMUNOVANT For Investor Audiences Only 4

Thyroid eye disease is a heterogeneous condition that presents with a variety of clinical symptoms

UNDERSTANDING TED:

- Progressive disease marked by inflammation that can lead to fibrosis
- Clinical features are variable, including but not limited to[1]:
  - Eye bulging ("proptosis")
  - Eye pain
  - Double vision ("diplopia")
  - Swollen/red eyes
  - Impaired visual ability
- May become sight-threatening if under-treated[2]
- Most patients with active TED on therapy report making substantial lifestyle modifications around their disease[3]
- Beyond IV teprotumumab, disease-modifying treatments are currently limited



A
B

Bahn, 2010
Figure 1. Patients with Thyroid Eye Disease
Panel A shows a 59-year-old woman with excess proptosis, moderate eyelid edema, and erythema with moderate eyelid retraction affecting all four eyelids. Conjunctival chemosis (edema) and erythema with bilateral edema of the caruncles, with prolapse of the right caruncle, are evident. Panel B shows a 40-year old woman with excess proptosis, minimal bilateral injection, and chemosis with slight erythema of the eyelids. She also had evidence, on slit-lamp examination, of moderate superior limbic keratoconjunctivitis.

IMMUNOVANT

1. Davies T. and Burch H.B. Clinical features and diagnosis of Graves' orbitopathy (ophthalmopathy), *UpToDate*, 2018.
2. McAlinden C. An overview of thyroid eye disease. *Eye and Vision*, 2014.
3. TED Patient Quantitative Survey (n=50) by Immunovant, 2022

For Investor Audiences Only 5

Not surprisingly for a heterogeneous disease, people with active TED prioritize different treatment goals 6Source: TED Patient Quantitative Survey (n=50) by Immunovant, 2022 Most Important Treatment Goals to be Addressed For Investor Audiences Only Potential to address the multiple symptoms associated with my TED, 10% Improves visual ability, 42% Addresses the early signs of disease activity like red, dry, itchy eyes, 46% Improves physical appearance, 2%

7 Unique dynamics of thyroid eye disease market make this a very favorable commercial opportunity for new mechanisms of action Reimbursement is often strictly to label for specialty products. TED products will likely continue to be labeled for a fixed duration equal to the controlled period of the registration trials In the OPTIC 48-week off-treatment follow-up period1, 44% of Tepezza patients who were proptosis responders at Week 24 in OPTIC were not proptosis responders at Week 72 illustrating the opportunity for additional treatment We anticipate that patients who do not maintain their proptosis response will be candidates for a new mechanism of action For Investor Audiences Only We believe that a simple subcutaneous route of administration is also important to patients, and perhaps more so during retreatment due to total duration 1. Horizon Therapeutics, 2020, New Topline TEPEZZA® (teprotumumab-trbw) Data Underscore its Efficacy in Longer Disease Duration, Long-Term Durability and Potential for Retreatment in People Living with Thyroid Eye Disease (TED)

Many TED patients can benefit from a new therapy

A Total Addressable Population of 8K – 18K (US)

Moderate symptoms not yet treated with teprotumumab
(5K-7K)

- 1/3 of the 15-20K US patients with active, moderate-to-severe TED annually have less severe disease that may benefit from batoclimab[1,2]

Residual symptoms or recurrent symptoms after teprotumumab
(3K-11K)

- 20%-35% of patients treated with teprotumumab may have residual symptoms warranting treatment[3,4,5]
- 25%-40% of patients treated with teprotumumab may experience a recurrent symptoms warranting additional TED treatment[6]

IMMUNOVANT

Sources: 1. Lazarus JH et al. *Best Practice & Research Clinical Endocrinology & Metabolism*. v26 (2012) 273-279 . 2. HCP Qualitative Research, Immunovant, 2020 3. 2021 Cowen Equity Research, March 2022 - surveyed 25 clinicians who treat 3,000+ patients with TED annually 4. Horizon Therapeutics Investor Presentations. 5. Teprotumumab's US Prescribing Information. 6. Douglas R et al. *American Academy of Ophthalmology*, v129, No. 4,

For Investor Audiences Only 8

9 Observed reductions in stimulatory anti-TSHR antibodies with batoclimab TED Phase 2b clinical trial Source: Data on File, Immunovant, Inc. 1SRR is the “Sample to Reference Ratio”. This cell-based assay readout is the ratio of the sample signal to that of a reference control, expressed as %. A value less than 140 is considered negative for stimulatory antibody; a value greater than or equal, positive for stimulatory antibody. The efficacy of batoclimab and clinical outcomes were deemed inconclusive, in part, because the study was terminated early. For Investor Audiences Only

10 Post-hoc analysis of proptosis response at week 61 For Investor Audiences Only 0 0 10 20 30 40 50 Batoclimab 680 mg n=14 Batoclimab 340 mg n=17 Batoclimab 255 mg n=9 Placebo n=16 Su bj ec ts , % 1 Proptosis response defined as proptosis reduction ≥2 mm in study eye, without ≥2 mm increase in non-study eye at same visit. Week 6 data selected as it represents the latest time point at which the largest amount of patient data is available prior to the voluntary pause Source: Data on File, Immunovant, Inc. The efficacy of batoclimab and clinical outcomes were deemed inconclusive, in part, because the study was terminated early. Effect size similar at week 12 though confidence intervals wide

11 Total muscle volume at 12 weeks post-baseline in all subjects with baseline and end of treatment CT scans For Investor Audiences Only –35.0 –30.0 –25.0 –20.0 –15.0 –10.0 –5.0 0 5.0 10.0 Batoclimab 680 mg n=3 Batoclimab 340 mg n=3 Batoclimab 255 mg n=2 Placebo n=3 Vo lu m e (c c) , m ea n % c ha ng e fr om ba se lin e to 1 2 w ee ks po st -b as el in e CT: computed tomography. Represents all patients who had a baseline and week 12 CT scan, a subset of all study participants Source: Data on File, Immunovant, Inc. The efficacy of batoclimab and clinical outcomes were deemed inconclusive, in part, because the study was terminated early.

TED Phase 3 clinical trial design – two studies to be run in parallel

Inclusion

- Subjects with clinical diagnosis of TED (active, moderate to severe TED with a **CAS ≥ 4**)
- Moderate to severe active TED (not sight-threatening but **has an appreciable impact on daily life**)
- Graves' disease as evidenced by **positive anti-TSHR-Ab titers**

Randomization (2:1)

Study 1 and 2:
Active Treatment Phase

Placebo-controlled,
two dose regimens:

680mg batoclimab QW SC
12 wks

340mg batoclimab QW SC
12 wks

Placebo QW SC
24 wks

Follow up (4 wks)

Planning for two studies to run in parallel that follow trial design outlined above

Primary endpoint: proptosis responders at Week 24 vs placebo where responders defined as ≥ 2 mm reduction from baseline in proptosis in the study eye without deterioration (≥ 2 mm increase) in the fellow eye

Participants that complete the active treatment phase may enter an open-label extension study, which will evaluate the response rate and durability of response over time

Note: subset of inclusion criteria for TED Ph3 trial shown on slide

CAS = Clinical Activity Score, anti-TSHR-Ab = anti-TSHR antibody, QW = weekly; SC = subcutaneous injection

IMMUNOVANT
For Investor Audiences Only 12

Pursuing a broad development program with batoclimab 13 Target Indication Phase 1 Phase 2 Phase 3 Anticipated Milestones Myasthenia Gravis (MG) Phase 3 initiation planned by end of June 2022; topline results expected in second half of calendar year 2024 Thyroid Eye Disease (TED) Phase 3 initiation planned in second half of calendar year 2022; topline results expected in first half of calendar year 2025 Warm Autoimmune Hemolytic Anemia (WAIHA) One of these three indications expected to be initiated as a pivotal trial (for a total of three planned pivotal trials to be initiated in calendar year 2022) Indication 4* Indication 5* *Two new indications expected to be announced by August 2022 $494M1 in cash expected to fund Immunovant’s operating plans into calendar year 20252 1. As of March 31, 2022, per Annual Report on Form 10-K filed with the SEC on June 8, 2022 2. The assumptions upon which we have based our estimates are routinely evaluated and may be subject to change For Investor Audiences Only

Thank you 14